Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Plug Power Inc.

We consent to the use of our report dated March 31, 2014, with respect to the consolidated balance sheets of Plug Power Inc. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive loss, stockholders’ (deficit) equity, and cash flows for each of the years in the three-year period ended December 31, 2013, incorporated by reference in this Registration Statement on Form S-3 of Plug Power Inc. and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Albany, New York

April 3, 2014